Exhibit 99.2

CONTACTS:
Glynn Wilson, PH.D.
Chairman & CEO
(866)-359-7541

Phase I Clinical Trials on HER2/neu Antigens to Start at Mayo Clinic

May 4th, 2012, Seattle WA, TapImmune Inc. (OTCBB: TPIV) has announced that, following recent IRB approval, a Phase I Clinical Trial on a novel set of HER2/neu Class II antigens will start at Mayo Clinic, Rochester MN.    Mayo Clinic received IND allowance from the FDA for this trial in 2011.  TapImmune is sponsoring the Phase I study and has an Exclusive Option to License the antigen technology at the end of Phase I. Following an overwhelming response from breast cancer patients wishing to be part of this trial, Mayo anticipates the initial patient recruitment to be fully subscribed. The study will have an interim safety analysis that will examine safety after 5 patients have been enrolled and received a single cycle of treatments.

These proprietary antigens were discovered by Keith Knutson Ph.D. and colleagues using a series of computer-based predictions followed by testing of breast cancer patient responses to the predicted target peptides. Importantly, this immune response data indicates that these antigens are naturally processed and that tolerance to these self-antigens is not a limiting factor. The peptides show high affinity binding to human MHC proteins for 84% of the population, making this potentially applicable to a wider spectrum of patients when compared to other HER-2/neu vaccine compositions.    The Phase I trial will be carried out in breast cancer patients who finished standard Herceptin®- based therapy and are at a high risk of disease recurrence.   The primary endpoints of the study will be safety and immunogenicity.

This study represents the first step in the clinical development of TapImmune's HER-2/neu vaccine program, with follow-on studies adding TAP expression and additional class I target peptides in a 'prime and boost' approach being the ultimate goal.  It is, therefore, a major milestone for the Company.

About TapImmune Inc.

Taplmmune Inc. is a vaccine technologies company specializing in the development of innovative gene based immunotherapeutics and vaccines in the areas of oncology and infectious disease.  The Company's lead product candidates, include vaccines designed to restore and augment antigen presentation and subsequent recognition and killing of cancer cells by the immune system. The Company is also developing TAP-based prophylactic vaccines commercially suitable for the prevention of infectious diseases and as Biodefense agents. As a vaccine component, the gene based TAP technology has the potential to significantly improve the efficacy of both prophylactic and immunotherapeutic vaccines as it addresses a fundamental mechanism for T cell recognition and response. Unlike other vaccine technologies that address only the initiation of immune responses, TAP expression also has the unique ability to enhance the effector function of mature killer T cells. This enhancement of effector function is potentially complementary to any/all vaccine approaches that are designed to enhance cellular responses.  The Company is developing cancer vaccines that combine the use of novel antigens together with its TAP expression technology.

Forward-Looking Statement Disclaimer
This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

Mayo Clinic and Dr. Knutson have a financial interest in the technology referenced in this announcement.